EXHIBIT 99.1

KORU MEDICAL SYSTEMS, INC. NAMES ANDREW LAFRENCE AS CHIEF FINANCIAL OFFICER

MAHWAH, NJ – June 27, 2023 – KORU Medical Systems, Inc. (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and easy-to-use specialty subcutaneous infusion solutions that improve quality of life for patients, today announced the appointment of Andrew D. C. LaFrence as its Chief Financial Officer, effective July 10, 2023.

Andy LaFrence joins KORU Medical bringing over 39 years of finance and accounting experience, including a track record of successfully executing and influencing growth-oriented business and M&A strategies, scaling businesses, developing and managing a global team of finance and accounting professionals, as well as leadership in tax, risk management and information technology. He joins the Company from Vyant Bio, Inc, an innovative biotechnology company reinventing drug discovery for complex neurodevelopmental and neurodegenerative disorders, where he served as CFO from 2021 to 2023. Prior to that Andy held CFO roles at Surmodics, Inc. (NASDAQ: SRDX) and several biotech and drug development companies. Andy spent the first 26 years of his professional career at KPMG where he led the Minneapolis office Life Sciences practice for over 10 years. Andy is a CPA with a BS in Accounting from Illinois State University.

“I am incredibly excited to have Andy join KORU Medical as we continue scaling our business and driving towards our Vision 2026 strategy. Andy’s deep experience in medical devices and biopharmaceuticals will provide an immediate impact as he is an exceptionally talented professional with a proven track record of leading companies through multiple phases of growth,” said Linda Tharby, KORU Medical’s President and CEO. “As CFO, Andy will partner with our team to advance our strategic plan and implement processes and financial systems to support our continued growth. I especially want to thank Tom Adams for his many contributions in the interim CFO role. Tom’s leadership and dedication to KORU Medical helped us to advance several key initiatives and milestones. I look forward to Tom’s continued contributions in his role as Vice President, Financial Planning and Analysis.”

Mr. LaFrence added, “KORU Medical is a leader in the home subcutaneous infusion market, a growing global market. As the Company looks ahead toward growth on a global scale, I am excited to leverage my background to help KORU Medical achieve its fullest potential. I look forward to working with Linda and the KORU Medical team to support driving our Vision 2026 growth strategy and continuing to drive shareholder value.”

In connection with the commencement of his employment, Mr. LaFrence will be awarded an inducement grant of an option to purchase 300,000 shares of the Company’s common stock at an exercise price equal to the arithmetic mean of the high and low prices of a share of common stock per share of the Company’s common stock on the day before the grant date, July 15, 2023. Such option is subject to a four-year vesting schedule with 25% of the shares vesting on the first anniversary of the grant date and the remaining shares vesting in equal annual installments on the subsequent three anniversaries. The Compensation Committee of the Company’s Board of Directors approved the award as an inducement material to Mr. LaFrence’s employment in accordance with Nasdaq Listing Rule 5635(c)(4).

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use subcutaneous drug delivery systems that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Investor Contact:

Greg Chodaczek

347-620-7010

investor@korumedical.com